STATEMENT OF
                         CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1. Name and Address of Reporting Person*
-------------------- -----------------------------------------------------------
(Last)               Kettell
-------------------- -----------------------------------------------------------
(First)              Russell
-------------------- -----------------------------------------------------------
(Middle)             W.
-------------------- -----------------------------------------------------------
(Street)             1901 Harrison Street
-------------------- -----------------------------------------------------------
(City)               Oakland
-------------------- -----------------------------------------------------------
(State)              CA
-------------------- -----------------------------------------------------------
(Zip)                94612
-------------------- -----------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol
---------------------------- ---------------------------------------------------
(Issuer Name):               Golden West Financial Corporation
---------------------------- ---------------------------------------------------
(Ticker or Trading Symbol)   GDW
---------------------------- ---------------------------------------------------
3. I.R.S. or Social Security Number of Reporting Person (Voluntary)
------------------------- ------------------------------------------------------
(I.D. Number)
------------------------- ------------------------------------------------------
4. Statement for Month/Day/Year
------------------------- ------------------------------------------------------
(Month/Day)                November 27
------------------------- ------------------------------------------------------
(Year)                     2002
------------------------- ------------------------------------------------------
5. If Amendment, Date of Original (Month/Day/Year)
------------------------- ------------------------------------------------------
(Month/Day)
------------------------- ------------------------------------------------------
(Year)
------------------------- ------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer (Check all applicable) X
------------- ------------------------------------------------------------------
              (Director)
------------- ------------------------------------------------------------------
     X        (Officer, give title below)
------------- ------------------------------------------------------------------
              (10% Owner)
------------- ------------------------------------------------------------------
              (Other, specify below)
------------- ------------------------------------------------------------------
 President
------------- ------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line) X
------------ -------------------------------------------------------------------
     X       Form filed by One Reporting Person
------------ -------------------------------------------------------------------
             Form filed by More than One Reporting Person
------------ -------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

                              Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

-----------------------------------------------------------------------------------------------------------------------------------

----------   -------------  -----------  ------  -------  --------------------------  ---------------  ------------   -------------
1.Title of   2.Transaction  2A. Deemed   3. Transaction   4. Securities Acquired (A)  5. Amount of     6. Ownership   7. Nature
Security     Date           Execution    Code (Instr. 8)  or Disposed of (D)          Securities       Form: Direct   of
(Instr. 3)   (Month/        Date, if                      (Instr. 3, 4, and 5)        Beneficially     (D) or         Indirect
             Day/Year)      any (Month/                                               Owned Following  Indirect (I)   Beneficial
                            Day/Year)                                                 Reported         (Instr. 4)     Ownership
                                                                                      Transaction(s)                  (Instr. 4)
                                                                                      (Instr. 3 & 4)
----------   -------------  -----------  ------  -------  ---------  -----  --------  ---------------  ------------   -------------
                                         Code       V     Amount      (A)    Price
                                                                      or
                                                                      (D)
----------   -------------  -----------  ------  -------  ---------  -----  --------  ---------------  ------------   -------------
Common
Stock        11/27/2002                    S                  600       D    $69.82
----------   -------------  -----------  ------  -------  ---------  -----  --------  ---------------  ------------   -------------
Common
Stock        11/27/2002                    S                4,400       D    $69.80    935,460          D
----------   -------------  -----------  ------  -------  ---------  -----  --------  ---------------  ------------   -------------

----------   -------------  -----------  ------  -------  ---------  -----  --------  ---------------  ------------   -------------

----------   -------------  -----------  ------  -------  ---------  -----  --------  ---------------  ------------   -------------

----------   -------------  -----------  ------  -------  ---------  -----  --------  ---------------  ------------   -------------




-----------------------------------------------------------------------------------------------------------------------------------
                               Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
-----------------------------------------------------------------------------------------------------------------------------------
                                       (e.g., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------------------------------

---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------   --------
1. Title of       2. Conversion   3. Transaction   3A. Deemed       4. Transaction   5. Number of Derivative  6. Date Exercisable
Derivative        or Exercise     Date             Execution        Code (Instr.8)   Securities Acquired (A)  and Expiration
Security          Price of        (Month/Day/Year) Date, if any                      or Disposed of (D)       Date (Month/Day/Year)
(Instr. 3)        Derivative                       (Month/Day/Year)                  (Instr. 3, 4,and 5)
                  Security
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
                                                                                                              Date          Exp.
                                                                    Code     V         (A)         (D)        Exercisable   Date
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options     $14.250000                                                                                              05/29/2003
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options     $12.916667                                                                                              06/02/2004
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options     $15.333333                                                                                              06/02/2005
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ---------
Stock Options     $17.541667                                                                                              04/30/2006
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options     $17.541667                                                                                              05/31/2006
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options     $27.604167                                                                                              01/23/2008
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options     $27.604167                                                                                              01/23/2008
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options     $30.812500                                                                                              04/15/2009
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options     $30.812500                                                                                              04/15/2009
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options     $30.375000                                                                                              04/07/2010
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options     $30.375000                                                                                 04/07/2004   04/07/2010
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options     $30.375000                                                                                 04/07/2004   04/07/2010
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options     $30.375000                                                                                              04/07/2010
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options     $47.150000                                                                                 11/02/2003   11/02/2011
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options     $47.150000                                                                                 11/02/2005   11/02/2011
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options     $47.150000                                                                                 11/02/2003   11/02/2011
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------
Stock Options     $47.150000                                                                                 11/02/2005   11/02/2011
---------------- --------------- ---------------- ---------------- ----- --------- ----------- ----------    -----------  ----------

-----------------------------------------------------------------------------------------------------------------------------------
                            Table II Continued - Derivative Securities Acquired, Disposed of or Beneficially Owned
-----------------------------------------------------------------------------------------------------------------------------------
                                        (e.g., puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------------------------------
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
7. Title and Amount of Underlying   8. Price of   9.Number of Derivative      10. Ownership Form of      11. Nature of Indirect
Securities (Instr. 3 and 4)         Derivative    Securities Beneficially     Derivative Securities      Beneficial Ownership
                                    Security      Owned Following Reported    Beneficially Owned at      (Instr. 4)
                                    (Instr. 5)                                Transaction(s) (Instr. 4)  End of Month (Instr. 4)
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
Title            Amount or Number
                 of Shares
---------------- ------------------ ------------- ------------------------- ------------------------ ------------------------------
                                                    3,700                   Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
                                                   52,500                   Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
                                                   38,550                   Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
                                                    5,700                   Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
                                                   46,800                   Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
                                                    3,600                   Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
                                                   26,400                   Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
                                                    3,225                   Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
                                                   26,775                   Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
                                                    3,000                   Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
                                                    3,000                   Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
                                                   77,000                   Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
                                                   37,000                   Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
                                                    2,100                   Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
                                                    2,100                   Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
                                                   17,900                   Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------
                                                   37,900                   Direct
---------------- ------------------ ------------- ------------------------- ------------------------     --------------------------

Explanation of Responses:

                               /s/ Russell W. Kettell                                                    November 27, 2002
                               -------------------------------------------------------------           ---------------------------
                               **Signature of Reporting Person                                         Date


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

**   Intentional misstatements or omissions of facts constitute Federal Criminal Violations
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a.).


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.
